Exhibit 21.1

SUBSIDIARY OF REGISTRANT
The following is a subsidiary of Aurinia Pharmaceuticals Inc. as of December 31, 2025.

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Aurinia Pharma U.S., Inc.	Delaware